EXHIBIT 99

News Bulletin from FRB, Inc.


                                       Re:  Elsinore Corporation
From                                        202 Fremont Street
 The Financial Relations Board, Inc.        Las Vegas, NV 89101
                                            Traded: ASE\PSE (ELS)

FOR FURTHER INFORMATION:
AT THE COMPANY:                    AT THE FINANCIAL RELATIONS BOARD:

Thomas E. Martin                              Daniel Saks
Chief Executive Officer                      GENERAL INFO
702 387-5110                                    310 442 0599

FOR IMMEDIATE RELEASE
Monday, December 9, 1996
ELSINORE CORPORATION EFFECTIVE DATE EXTENDED TO MARCH 31, 1997
LAS VEGAS, Nevada, December 9, 1996...Elsinore Corporation (ASE/PSE:ELS) today announced in connection with the Chapter 11 proceedings of Elsinore and a number of its subsidiaries pending in the U.S. Bankruptcy Court for the District of Nevada (the "Bankruptcy Court"), that the date by which its confirmed plan of reorganization must be effective has been extended by Bankruptcy Court order until March 31, 1997. As originally confirmed, the company's plan of reorganization was to be fully effective on or before December 31, 1996.

The Bankruptcy Court's order was entered in response to a motion made by the State of Nevada Gaming Authority, and supported by the company, its subsidiaries and the informal committee of bondholders as proponents of the plan of reorganization. The Nevada Gaming authority sought, and received by way of the extension of the effective date, additional time to complete its investigation and licensing of the reorganized company's new controlling shareholder, four new members of the reorganized company's Board of Directors and the replacement managers of the reorganized company, all as contemplated by the plan or reorganization. The company expects that the plan of reorganization will be fully effective on or before March 31, 1997. However, there can be no assurance that the required conditions for full effectiveness of the plan of reorganization will be satisfied by such date or that any further extensions of the plan effective date that may be required will be granted by the Bankruptcy Court.

Trading in Elsinore's common stock continues to be halted by the American Stock Exchange and by the Pacific Stock Exchange. As previously reported, the American Stock Exchange and Pacific Stock Exchange intend to review the company's continued listing eligibility concurrently with it progress in the Chapter 11 proceedings. There can be no assurance that the listings on the American Stock Exchange and the Pacific Stock Exchange will be continued.

Elsinore Corporation owns and operates the Four Queens, a downtown Las Vegas Hotel and Casino offering 690 rooms, meetings facilities, four restaurants, over 1,000 slot machines, and numerous blackjack, craps, and other table games.

For information on Elsinore Corporation via facsimile at no cost, simply call 1-800-PR0-INFO and dial company code 177.